                                                                      EXHIBIT 12

                                  FIRST BANCORP
   Ratio of Earnings to Combined Fixed Charges-Excluding Interest on Deposits
                                 (In thousands)

                                              1998               1997              1996             1995                 1994
Net Income                                $  51,812          $  47,528         $   37,634           $  49,101       $   30,556

Income                                        4,798              8,125             12,281              14,295           12,385
                                          ---------          ---------         ----------           ---------       ----------
Pre-tax net income                           56,610             55,653             49,915              63,396           42,941

Fixed charges:
Interest expense                            155,130            130,429            113,027              96,838           76,674
Less: Interest on deposits                  (70,418)           (72,147)           (70,964)            (62,641)         (57,808)

Interest capitalized                             --                 --                 --                  --               --

Rental expense relating to operating
leases (1/3 of rentals)                       1,053                978                965                 768              762



Amortization of premiums and discounts
on indebtedness (capitalized)                 1,049                 --                 --               5,056              275
                                          ---------          ---------         ----------           ---------       ----------
Total Fixed Charges                          86,814             58,302             42,701              40,021           19,873

Amortization of capitalized interest             --                 --                 --                  --               --

Less: Interest capitalized                       --                 --                 --                  --               --

Earnings before income taxes and fixed
charges                                    $143,242           $113,955           $ 92,616            $103,417         $ 62,814

Ratio of Earnings to Fixed Charges             1.65               1.95               2.17                2.58             3.16

                                  FIRST BANCORP
   Ratio of Earnings to Combined Fixed Charges-Including Interest on Deposits
                                 (In thousands)

                                                           1998             1997              1996            1995         1994
Net Income                                             $ 51,812          $ 47,528           $ 37,634       $ 49,101    $  30,556
Income Taxes                                              4,798             8,125             12,281         14,295       12,385
                                                     ----------        ----------         ----------     ----------    ---------
Pre-tax net income                                       56,610            55,653             49,915         63,396       42,941


Fixed charges:
Interest expense                                        155,130           130,429            113,027         96,838       76,674

Interest capitalized                                         --                --                 --             --          --

Rental expense relating to operating
leases (1/3 of rentals)                                   1,053               978                965            768          762

Amortization of premiums and discounts
on indebtedness (expensed)                                   --              (958)              (327)            --           --

Amortization of premiums and discounts
on indebtedness (capitalized)                             1,049                --                 --          5,056          245
                                                     ----------        ----------        -----------    -----------    ---------
Total Fixed Charges                                     157,232           130,449            113,665        102,662       77,681

Amortization of capitalized interest                         --                --                 --             --           --

     Less: Interest capitalized                              --                --                 --             --           --

Earnings before income taxes and fixed
charges                                                $213,842          $186,102           $163,580       $166,058     $120,622
Ratio of Earnings to Fixed Charges                         1.36              1.43               1.44           1.62         1.55